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Exhibit 12

GTE Southwest Incorporated

STATEMENT OF THE RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)

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
                                                                          Three
                                                                      Months Ended
                                                                     March 31, 1998
                                                                     --------------
Net earnings available for fixed charges:
  Income before extraordinary charge                                  $   56,039
  Add - Income taxes                                                      29,658
      - Fixed charges                                                     19,783
                                                                      ----------
Adjusted earnings                                                     $  105,480
                                                                      ==========

Fixed charges:
  Interest expense                                                    $   17,567
  Portion of rent expense representing interest                            2,216
                                                                      ----------
Adjusted fixed charges                                                $   19,783
                                                                      ==========

RATIO OF EARNINGS TO FIXED CHARGES                                          5.33
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